CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Trustees and Shareholders of
The Wilshire Variable Insurance Trust:

We consent to the use of our report incorporated by reference herein and to the references to our Firm above the headings "Financial Highlights" in the Prospectus and "Other Services--Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP
Chicago, Illinois
May 2, 2005